Exhibit 99.1

MEDIA CONTACT

For Hyliion:

Danielle South

danielle@redfancommunications.com

512-662-7078

For Tortoise Acquisition Corp.:

Deborah Kostroun

deborah@zitopartners.com

201-403-8185

FOR INVESTORS

Stephen Pang

Tortoise Acquisition Corp.

SPang@tortoiseadvisors.com

Hyliion Inc. and Tortoise Acquisition Corp. Announce Merger, Combined Company to Remain Listed on NYSE

●	Hyliion will be merging with Tortoise Acquisition Corp. (NYSE: SHLL) and the newly combined company will remain on the New York Stock Exchange under the new ticker symbol (“HYLN”).
●	Pro forma implied market capitalization of the combined company over $1.5 billion.
●	Transaction includes an upsized $325 million fully committed PIPE.
●	Proceeds will be used to fully fund the commercialization and mass production of the company’s electrified powertrain solutions.
●	The compatibility of Hyliion’s products with conventional vehicle architectures and chassis accelerates near term adoption of electrification solutions in the commercial vehicle market.
●	Founder and CEO Thomas Healy will be joined by Tortoise Acquisition Corp.’s Vince Cubbage and Stephen Pang in a newly formed board of directors.

AUSTIN, Texas and LEAWOOD, Kansas (June 19, 2020)– Hyliion Inc., a leader in electrified powertrain solutions for Class 8 commercial vehicles, announced today it intends to merge with Tortoise Acquisition Corp. (NYSE: SHLL), a publicly traded special purpose acquisition company with a strategic focus on the energy sector and decarbonizing commercial transportation in North America. Upon the closing of the transaction, the combined entity will be named Hyliion Holdings Corp. and remain on the New York Stock Exchange (NYSE) under the new ticker symbol “HYLN.”

The merger will drive Hyliion’s corporate expansion and further the development and commercialization of its powertrain solutions, with the support of the company’s robust network of industry partners.

“We are building solutions that are available today and address the immediate needs of today’s trucking fleets,” said Thomas Healy, CEO and founder of Hyliion. “Hyliion’s solutions were specifically developed to utilize existing infrastructure in an effort to support rapid technology deployment. Our mission is to enable our fleet customers to quickly realize lower carbon emissions and significantly lower cost of ownership benefits provided by our technology.”

Founded in 2015, Hyliion has established itself as an industry leader in Class 8 truck electrification with its hybrid and fully electric powertrain solutions capable of achieving a net carbon negative footprint.

“Over the past 15 months since our IPO, we have evaluated more than 200 companies looking for the ideal opportunity where our expertise and capital could be the catalyst needed to unlock the full potential of a high-growth business,” said Vince Cubbage, CEO and chairman of Tortoise Acquisition Corp. “We found that exceptional company with Hyliion—with a market-disruptive business plan, transformational product, and remarkable founder and CEO. We are honored that they made us a part of their team and are looking forward to helping them deploy their sustainable, electrified trucking solutions to significantly reduce emissions and contribute to a cleaner energy future.”

Healy will continue as CEO of the combined company, overseeing the implementation of Hyliion’s corporate strategy. He is joined by Hyliion’s executive team: Patrick Sexton, CTO, Greg Van de Vere, CFO, and Michael Camp, COO. The company’s board will include existing members from Hyliion and Tortoise Acquisition Corp., including Cubbage, Stephen Pang, managing director and portfolio manager at Tortoise Capital Advisors, Ed Olkkola, managing director at Teakwood Capital, Howard Jenkins, former chairman and CEO of Publix Super Markets, and others to be added at a later date.

Transaction Overview

The pro forma implied market capitalization of the combined company is over $1.5 billion, at the $10.00 per share PIPE subscription price and assuming no public shareholders of Tortoise Acquisition Corp. exercise their redemption rights. The company will receive $560 million of proceeds from an upsized $325 million PIPE, along with cash held in trust assuming no public shareholders of Tortoise Acquisition Corp. exercise their redemption rights at closing.

These funds will be used to accelerate product commercialization, product production, operational growth and for general corporate purposes. The boards of directors of both Tortoise Acquisition Corp. and Hyliion unanimously approved the transaction. Completion of the proposed transaction is subject to customary closing conditions and is expected to be completed around the end of the third quarter of 2020. All existing shareholders and investors will continue to hold their equity ownership, including Dana, Sensata Technologies, Sumitomo Corporation of Americas, Axioma Ventures, FJ Management, New Era Capital Partners, Colle Capital Partners and others.

Marathon Capital is serving as exclusive strategic and financial advisor, and Cooley LLP and Wick Phillips LLP are serving as legal advisors to Hyliion. Barclays Capital Inc. served as exclusive M&A advisor to Tortoise Acquisition Corp. Barclays Capital Inc. and Goldman Sachs & Co. LLC served as joint-placement agents on the PIPE offering. Vinson & Elkins L.L.P. is serving as legal advisor to Tortoise Acquisition Corp.

Investor Conference Call Information

Hyliion and Tortoise Acquisition Corp. will host a joint investor conference call to discuss the proposed transaction today, Friday, June 19, 2020 at 8:30 am ET.

To listen to the prepared remarks via telephone dial 877-407-9210 (U.S.) and an operator will assist you. A telephone replay will be available at 877-481-4010, passcode: 35438 through July 3, 2020.

About Hyliion

Headquartered in Austin, Texas, Hyliion’s mission is to reduce the carbon intensity and greenhouse gas (GHG) emissions of commercial transportation Class 8 vehicles by being the leading provider of electrified powertrain solutions. Leveraging advanced software algorithms and data analytics capabilities, Hyliion offers fleets an easy, efficient system to decrease fuel and operating expenses while seamlessly integrating with their existing fleet operations. It designs, develops and sells electrified powertrain solutions for Heavy Duty Class 8 trucks from any of the leading commercial vehicle manufacturers, transforming the transportation industry’s environmental impact at scale. For more information, visit www.hyliion.com.

About Tortoise Acquisition Corp.

Tortoise Acquisition Corp. (NYSE: SHLL) is a special purpose acquisition company formed for the purpose of effecting a merger, stock exchange, acquisition, reorganization or similar business combination with one or more businesses. Tortoise’s expertise spans across the entire energy and infrastructure value chain. Our strategy has been to combine with a company to take advantage of the global opportunities created by the energy transition including clean energy generation and storage, alternative fuels and transportation, technological advances and changes in energy policies.

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Tortoise Acquisition Corp.’s proposed acquisition of Hyliion, Tortoise Acquisition Corp.’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Tortoise Acquisition Corp. and Hyliion disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Tortoise Acquisition Corp. and Hyliion caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Tortoise Acquisition Corp. or Hyliion. In addition, Tortoise Acquisition Corp. cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Tortoise Acquisition Corp. or Hyliion following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Tortoise Acquisition Corp., or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Tortoise Acquisition Corp.’s or Hyliion’s current plans and operations as a result of the announcement of the transactions; (v) Hyliion’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Hyliion to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; and (viii) the possibility that Hyliion may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Tortoise Acquisition Corp.’s periodic filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Tortoise Acquisition Corp.'s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Shareholders

In connection with the proposed business combination, Tortoise Acquisition Corp. will file a proxy statement with the SEC. Additionally, Tortoise Acquisition Corp. will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Tortoise Acquisition Corp. are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Tortoise Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Tortoise Acquisition Corp.’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tortoise Acquisition Corp’s executive officers and directors in the solicitation by reading Tortoise Acquisition’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Tortoise Acquisition’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

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